October 28, 2015

Alpine Equity Trust
2500 Westchester Avenue, Suite 215
Purchase, New York 10577

RE:            Alpine Global Realty Growth & Income Fund

Ladies and Gentlemen:

We have acted as special Massachusetts counsel to Alpine Equity Trust, a Massachusetts business trust (the “Trust”), on behalf of its series, Alpine Global Realty Growth & Income Fund (the “Fund”), in connection with the Trust’s Post-Effective Amendment to its Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission on or about October 28, 2015 (as so amended, the "Registration Statement") with respect to the Fund’s Class A and Institutional Class of shares of beneficial interest, par value $.0001 per share (collectively, the "Shares"). You have requested that we deliver this opinion to you in connection with the Trust's filing of such Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents:

(a)            a certificate dated as of a recent date of the Secretary of the Commonwealth of Massachusetts as to the existence of the Trust;

(b)            a copy of the Trust’s Declaration of Trust, dated October 26, 1988 and all amendments thereto on file with the office of the Secretary of the Commonwealth of Massachusetts ( as so amended, the “Declaration”);

(c)            a copy of the Trust’s Certificate of Designation dated as of July 31, 2015 and a copy of the Trust’s Certificate of Designation dated as of September 30, 2015, each as filed with the office of the Secretary of the Commonwealth of Massachusetts on October 14, 2015 and a copy of the Trust’s Designation of Classes of Shares as executed by the Trustees of the Trust as of October 20, 2015 (collectively, the “Designations”);

(d)            a certificate of the Secretary of the Trust, certifying as to the Trust’s Declaration, Designations, By-Laws as currently in effect (the “By-Laws”), and the resolutions adopted by the Trust’s Board of Trustees at meetings held on July 31, 2015 and September 30, 2015 (the “Resolutions”);

(e)            a printer’s proof of the Registration Statement received on October 27, 2015.

Alpine Equity Trust
October 28, 2015

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We note that the Resolutions of the Board of Trustees of the Trust adopted at meetings held on July 31, 2015 and September 30, 2015, as attached to the certificate referenced in subparagraph (d) above and reviewed by us in connection with rendering this opinion, are in draft form, and we have assumed for the purposes of this opinion that the Resolutions, when incorporated into the minutes of the meetings as approved by the Trustees, will be in substantially the form reviewed by us. We have also assumed that the Registration Statement, as filed with the Securities and Exchange Commission, will be in substantially the form of filing referred to in paragraph (e) above. We have further assumed that the Trust’s Declaration, Designations, By-Laws and the Resolutions will not have been amended, modified or withdrawn with respect to matters relating to the Shares and will be in full force and effect on the date of the issuance of such Shares.

This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

As to any opinion below relating to the due formation or existence of the Trust under the laws of the Commonwealth of Massachusetts, our opinion relies entirely upon and is limited by the certificate of public officials referred to in (a) above.

This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts as applied by courts located in such Commonwealth, except that we express no opinion as to any Massachusetts securities law. No opinion is given herein as to the choice of law which any tribunal may apply. In addition, to the extent that the Trust’s Declaration or By-Laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended, or any other law or regulation applicable to the Fund, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance with such reference, incorporation or requirement by the Fund.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

1.            The Trust has been duly formed and is existing under the Trust's Declaration of Trust and the laws of the Commonwealth of Massachusetts as a voluntary association with transferable shares of beneficial interest commonly referred to as a "Massachusetts business trust."

Alpine Equity Trust
October 28, 2015

2.            The Shares, when issued and sold in accordance with the Trust’s Declaration, Designations and By-Laws and for the consideration described in the Registration Statement, will be validly issued, fully paid and nonassessable, except that, as set forth in the Registration Statement, shareholders of the Trust may under certain circumstances be held personally liable for its obligations.

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to your reliance on this opinion in connection with your opinion to the Trust with respect to the Shares and to the filing of this opinion as an exhibit to the Registration Statement. In rendering this opinion and giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP